EXHIBIT 10.1

FOURTH AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

This is a FOURTH AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of October 11, 2005, among IXIS REAL ESTATE CAPITAL INC., a New York corporation (“Buyer”) and NEW CENTURY MORTGAGE CORPORATION, a California corporation (“NCMC”), NC RESIDUAL II CORPORATION, a Delaware corporation (“NCRC”), NC CAPITAL CORPORATION, a California corporation (“NCCC”), NEW CENTURY CREDIT CORPORATION, a California corporation (“New Century”) and HOME123 CORPORATION, a California corporation (“Home123”, and together with NCMC, NCRC, NCCC and New Century, “Seller”).

WHEREAS, the Seller and the Buyer are parties to that certain Third Amended and Restated Master Repurchase Agreement, dated as of September 10, 2004, as amended by the Amendment and Joinder to the Third Amended and Restated Master Repurchase Agreement, dated as of September 29, 2004, Amendment No. 2, dated as of January 10, 2005, Amendment No. 3, dated as of March 7, 2005, Amendment No. 4, dated as of May 5, 2005, Amendment No. 5, dated as of May 27, 2005 and Amendment No. 6, dated as of July 31, 2005, each by and between Seller and Buyer (the “Existing Repurchase Agreement” and as amended by this Fourth Amended and Restated Master Repurchase Agreement, as may be amended from time to time, the “Repurchase Agreement”).

WHEREAS the Seller has requested Buyer to agree to amend certain provisions of the Third Amended and Restated Repurchase Agreement as set forth in this Fourth Amended and Restated Master Repurchase Agreement. The Buyer is willing to agree to such amendments, but only on the terms and subject to the conditions set forth in this Fourth Amended and Restated Master Repurchase Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and the Buyer hereby agree as follows:

1.	APPLICABILITY

From time to time the parties hereto may enter into transactions (“Committed Transactions”) in which Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans at a date certain not later than 364 days after the date of transfer, against the transfer of funds by Seller. Additionally, from time to time, Buyer is prepared to consider entering into additional transactions (“Uncommitted Transactions”) in which Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans on demand by Buyer, against the transfer of funds by Seller. Each such Committed Transaction and Uncommitted Transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement, unless otherwise agreed in writing.

2.	DEFINITIONS

As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa). Terms otherwise not defined herein shall have the meanings assigned thereto in the Custodial and Disbursement Agreement.

“40/30 Mortgage Loan” shall mean a Mortgage Loan with a balloon payment feature that requires principal and interest payments sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 40 years from commencement of amortization. Buyer reserves the right to impose a sub-limit with respect to 40/30 Mortgage Loans hereunder upon five (5) Business Days written notice from Buyer to Seller; provided any 40/30 Mortgage Loans previously purchased hereunder at the time of the creation of any 40/30 Mortgage Loan sub-limit shall not be subject to such sub-limit but any additional 40/30 Mortgage Loans to be purchased thereafter in excess of any such sub-limit shall be deemed to have an Asset Value of zero until such time that there is no longer a violation of such sub-limit hereunder.

“Acceptable Correspondent” shall mean a correspondent not rejected by Buyer in its sole discretion. Seller shall inform Buyer of any new proposed Acceptable Correspondent at least 5 Business Days prior to requesting a purchase of any related Correspondent Loan.

“Account Agreement” shall mean that certain Account Agreement, dated as of September 10, 2004, as amended by that certain Amendment and Joinder to Account Agreement, dated as of September 29, 2004, by and among NCCC, NCMC, NCRC, New Century, Buyer and the Bank, and that certain Second Amendment and Joinder to Account Agreement, dated as of October 11, 2005, by and among NCCC, NCMC, NCRC, New Century, Home123, Buyer and the Bank, as the same shall be modified and supplemented and in effect from time to time.

“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief which is not discharged within thirty (30) days; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such Person of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the executive officers of such Person or the ultimate parent of such Person or to curtail its authority in the conduct of the business of such Person.

“Additional Purchased Assets” shall mean Mortgage Loans or cash provided by Seller to Buyer or its designee pursuant to Section 4.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agreement” shall mean this Fourth Amended and Restated Master Repurchase Agreement, as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“ALTA” shall mean the American Land Title Association.

“Appraised Value” shall mean (i) the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property, or (ii) with respect to any Second Lien Mortgage Loan, the value described pursuant to clause (i) and if no appraisal was made, then the value set forth in the AVM supplied.

“Asset Schedule and Exception Report” shall have the meaning assigned thereto in the Deutsche Custodial and Disbursement Agreement.

“Asset Value” shall mean as of any date of determination with respect to each Eligible Asset, the lesser of (a) the Purchase Percentage multiplied by the Market Value of such Mortgage Loan as of such date of determination, and (b) the outstanding principal balance of such Eligible Asset as of such date of determination; provided, that, the following additional limitations on Asset Value shall apply:

(1)	the aggregate Asset Value of Wet-Ink Mortgage Loans may not exceed the Wet-Ink Sub-Limit at any time;

(2)	the aggregate Asset Value of Second Lien Mortgage Loans may not exceed the Second Lien Sub-Limit at any time;

(3)	the aggregate Asset Value of Manufactured Home Mortgage Loans may not exceed the Manufactured Home Sub-Limit at any time;

(4)	the aggregate Asset Value of a single Mortgage Loan may not exceed the Mortgage Loan Sub-Limit;

(5)	the aggregate Asset Value of Jumbo Mortgage Loans may not exceed the Jumbo Sub-Limit at any time;

(6)	the aggregate Asset Value of Jumbo(500) Mortgage Loans may not exceed the Jumbo(500) Sub-Limit at any time;

(7)	the aggregate Asset Value of Jumbo(750) Mortgage Loans may not exceed the Jumbo(750) Sub-Limit at any time;

(8)	the aggregate Asset Value of Super Jumbo Mortgage Loans may not exceed the Super Jumbo Sub-Limit at any time;

(9)	the aggregate Asset Values of C Credit Mortgage Loans and C Minus Credit Mortgage Loans may not exceed the C/C- Credit Sub-Limit at any time;

(10)	the aggregate Asset Value of Non-owner Occupied Mortgage Loans may not exceed the Non-Owner Occupied Sub-Limit;

(11)	the aggregate Asset Value of Condominium Mortgage Loans and PUD Mortgage Loans may not exceed the Condominium and PUD Sub-Limit at any time;

(12)	the aggregate Asset Value of all FICO Loans owned hereunder by Buyer as of such date of determination may not exceed the FICO Sub-Limit;

(13)	the aggregate Asset Value of all Interest-Only Loans owned hereunder by Buyer as of such date of determination may not exceed the Interest-Only Sub-Limit;

(14)	the aggregate Asset Value of all AVM Mortgage Loans owned hereunder by Buyer as of such date of determination may not exceed the AVM Sub-Limit; and

(15)	the Asset Value shall be deemed to be zero with respect to each Mortgage Loan (i) in respect of which there is a breach of a representation and warranty set forth in Schedule 1 (assuming each representation and warranty is made as of the date Asset Value is determined), (ii) in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period in excess of twenty nine (29) calendar days (without regard to any applicable grace periods), (iii) which has not been repurchased by Seller by the earlier to occur of (A) the Termination Date and (B) the 180th day after the date on which it is first purchased by Buyer, (iv) which has been released from the possession of Custodian under the Custodial and Disbursement Agreement to Seller for a period in excess of ten (10) calendar days, (v) which exceed the limitations on Asset Value set forth above or (vi) which is a Wet-Ink Mortgage Loan, for which Custodian has failed to receive the related Mortgage Documents by the eighth (8th) Business Day following the applicable Origination Date of such Wet-Ink Mortgage Loan.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage in blank, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“AVM” shall mean, solely in connection with a Second Lien Mortgage Loan, an automated valuation model, conducted in accordance with the Underwriting Guidelines provided by the vendors set forth on Schedule 3 and in the categories as set forth on Schedule 3, as may be amended from time to time to add vendors approved by Buyer in its sole discretion. The use of AVM’s in lieu of appraisals must be strictly in accordance with Underwriting Guidelines approved by Buyer in its sole discretion.

“AVM Mortgage Loan” shall mean a Second Lien Mortgage Loan subject to an AVM valuation.

“AVM Sub-Limit” shall mean an amount equal to the product of 5% and the Maximum Amount; provided Buyer shall have the right, upon five (5) Business Days written notice to Seller, from time to time, to reduce the AVM Sub-Limit to zero.

“Bank” shall mean Union Bank of California, N.A., a national banking association, and its successors in interest, or such other depository institution as may be acceptable to Buyer in its sole discretion, and their respective successors in interest.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in the State of New York (or state in which any of Custodian, Disbursement Agent, Seller or Buyer is located) is authorized or obligated by law or executive order to be closed.

“Buyer” shall mean IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns.

“C Credit Mortgage Loan” shall mean each Mortgage Loan originated in accordance with the Underwriting Guidelines criteria for “C” credit mortgage loans.

“C/C- Credit Sub-Limit” shall mean an amount equal to the product of 9% and the Maximum Amount.

“C Minus Credit Mortgage Loans” shall mean each Mortgage Loan originated in accordance with the Underwriting Guidelines criteria for “C-” credit mortgage loans.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash” shall mean all cash and Cash Equivalents, as shown on the balance sheet of Seller prepared in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” shall mean the occurrence, after the Effective Date, of any of the following circumstances: (a) Guarantor not owning, directly or indirectly, all of the issued and outstanding capital stock of NCMC; or (b) any Person, or two or more Persons acting in concert, other than the Management Shareholders, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Guarantor (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of Guarantor entitled to vote in the election of directors; or (c) any Person, or two or more Persons acting in concert, other than the Management Shareholders, acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of and, control over securities of Guarantor (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of Guarantor entitled to vote in the election of directors.

“Class” shall mean with respect to a Purchased Asset, the designation of such Purchased Asset as one or more of the following: (i) a Mortgage Loan, (ii) a Wet-Ink Mortgage Loan, (iii) a Second Lien Mortgage Loan, (iv) a Jumbo(500) Mortgage Loan, (v) a Jumbo(750) Mortgage Loan, (vi) a Super Jumbo Mortgage Loan, (vii) a C Credit Mortgage Loan, (viii) a C Minus Credit Mortgage Loan, (ix) a Non-owner Occupied Mortgage Loan, (x) a Manufactured Home Mortgage Loan, (xi) a Condominium Mortgage Loan, (xii) a PUD Mortgage Loan, (xiii) a FICO Loan, (xiv) an Interest-Only Loan, (xv) a 40/30 Mortgage Loan and/or (xvi) an AVM Mortgage Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account established by the Bank subject to an Account Agreement, into which all Income shall be deposited.

“Combined Loan-to-Value Ratio or CLTV” shall mean with respect to any Second Lien Mortgage Loan, the sum of the original principal balance of such Mortgage Loan and the outstanding principal balance of any related first lien as of the date of origination of the Mortgage Loan, divided by the lesser of the Appraised Value of the Mortgage Property as of the Origination Date or the purchase price of the Mortgaged Property if the related Mortgaged Property was purchased within twelve (12) months prior to the Origination Date.

“Committed Transaction” as defined in the recitals hereto.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with Seller within the meaning of Section 4001 of ERISA or is part of a group which includes Seller and which is treated as a single employer under Section 414 of the Code.

“Condominium Mortgage Loan” shall mean an Eligible Asset secured by a Residential Dwelling which is a unit in a condominium project.

“Condominium and PUD Sub-Limit” shall mean an amount not to exceed $150,000,000; provided Buyer shall have the right, upon five (5) Business Days written notice to Seller, from time to time to reduce the Condominium and PUD Sub-Limit to an amount not less than 15% of the outstanding Purchase Price of the Transactions as of the last Business Day of the previous month.

“Confirmation” shall have the meaning specified in Section 3(c).

“Correspondent Loan” shall mean an Eligible Asset, which in no event may be a Wet-Ink Mortgage Loan, originated by an Acceptable Correspondent. Correspondent Loans shall require a separate Transaction Request from that in connection with any other Eligible Asset.

“Custodial and Disbursement Agreement” shall mean that certain Custodial and Disbursement Agreement, dated as of May 10, 2002, as amended by that certain Amendment and Joinder to Custodial and Disbursement Agreement, dated as of September 10, 2004, by and among Buyer, NCCC, NCRC, NCMC, Disbursement Agent and Custodian, that certain Second Amendment and Joinder to Custodial and Disbursement Agreement, dated as of September 29, 2004, by and among Buyer, NCCC, NCRC, NCMC, New Century, Disbursement Agent and Custodian, and that certain Third Amendment and Joinder to Custodial and Disbursement Agreement, dated as of October 11, 2005, by and among Buyer, NCCC, NCRC, NCMC, New Century, Home123, Disbursement Agent and Custodian, as the same shall be modified and supplemented and in effect from time to time.

“Custodial Identification Certificate” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Custodian” shall mean Deutsche Bank National Trust Company, a national banking association, and its successors in interest, as custodian under the Custodial and Disbursement Agreement, and any successor Custodian under the Custodial and Disbursement Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Disbursement Agent” shall mean Deutsche Bank National Trust Company, a national banking association, and its successors in interest, as disbursement agent under the Custodial and Disbursement Agreement, and any successor Disbursement Agent under the Custodial and Disbursement Agreement.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 27 with respect to any or all of the Mortgage Loans, as desired by Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution). Any document that requires signature that is delivered by Electronic Transmission via email that includes the sender’s name shall satisfy such signature requirement.

“Eligible Asset” shall mean a Mortgage Loan, including a Wet-Ink Mortgage Loan, (i) as to which the representations and warranties in Schedule 1 attached hereto are true and correct, (ii) which is underwritten strictly in accordance with the Underwriting Guidelines of Seller, and (iii) which is secured by a Residential Dwelling.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Eurodollar Rate” shall mean, with respect to each day a Transaction is outstanding, the rate per annum equal to the rate appearing at page 5 of the Telerate Screen as one-month LIBOR at or about 9:00 a.m., New York time, on such date (and if such date is not a Business Day, the Eurodollar Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the average rate per annum at which three mutually acceptable banks are offered Dollar deposits at or about 9:00 a.m., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of thirty (30) days and in an amount comparable to the amount of the Transactions to be outstanding on such day. The Eurodollar Rate shall be reset by Buyer as described above and Buyer’s determination of Eurodollar Rate shall be conclusive upon the parties absent manifest error on the part of Buyer

“Event of Default” has the meaning specified in Section 12.

“Excess Margin” has the meaning specified in Section 3(o).

“Existing Financing Facilities” has the meaning specified in Section 10(t).

“Fannie Mae” shall mean the Federal National Mortgage Association, and its successors in interest.

“FICO Loan” shall mean a Mortgage Loan with a FICO score less than 550 and greater than or equal to 500.

“FICO Sub-Limit” shall mean an amount not to exceed $127,500,000; provided Buyer shall have the right, upon five (5) Business Days written notice to Seller, from time to time, to reduce the FICO Sub-Limit to an amount not less than 15% of the outstanding Purchase Price of the Transactions as of the last Business Day of the previous month.

“Foreclosed Loan” shall mean a loan the property securing which has been foreclosed upon by Seller.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, and its successors in interest.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over NCCC, NCRC, NCMC, New Century, Home123, Guarantor, any of their respective Subsidiaries or any of their properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well another Person, to purchase assets, goods, securities or services, or to agree to take-or-pay arrangement or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, or other principal and interest advances made in the ordinary course of servicing the Mortgage Loans. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean New Century Financial Corporation, f/k/a, New Century REIT, Inc., a Maryland corporation.

“Guaranty” shall mean the Guaranty, dated as of September 29, 2004, made by Guarantor in favor of Buyer.

“Home123” shall mean Home123 Corporation, a California corporation, and its successors in interest.

“Income” shall mean, with respect to any Mortgage Loan at any time, all collections and proceeds on or in respect of the Mortgage Loans, including, without limitation, any principal thereof then payable and all interest or other distributions payable thereon less any related servicing fee(s) charged by Servicer.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days after the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others Guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (h) Indebtedness of general partnerships of which such Person is a general partner; and (i) Capital Lease Obligations of such Person; provided, however, that for any period, the aggregate Indebtedness of the Guarantor during such period maintained in accordance with GAAP shall be calculated less the aggregate amount of any such Indebtedness that is reflected on the balance sheet of the Guarantor in respect of obligations incurred pursuant to a securitization transaction, solely to the extent such obligations are secured by the assets securitized thereby and are non-recourse to the Guarantor. In the event that any Indebtedness would be excluded from the calculation of Indebtedness but for the existence of recourse, the Guarantor shall be entitled nonetheless to exclude the amount of such Indebtedness that is not subject to recourse. The amount of any recourse shall be the stated or determinable amount thereof or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Guarantor in good faith. Any calculations of Indebtedness provided pursuant to this Agreement shall also separately set forth any Indebtedness of Guarantor excluded from such calculation pursuant to the proviso in the definition thereof.

“Interest-Only Loan” shall mean any Mortgage Loan as to which scheduled payments only include interest for an initial period of not more than 10 years, after which such Mortgage Loan will fully amortize to maturity.

“Interest-Only Sub-Limit” shall mean $425,000,000; provided Buyer shall have the right, upon five (5) Business Days written notice to Seller, from time to time, to reduce the Interest-Only Sub-Limit to an amount not less than 50% of the outstanding Purchase Price of the Transactions as of the last Business Day of the previous month.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, any short sale of US Treasury securities, or futures contract, or options related contract, or interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies and acceptable to Buyer.

“Investment” shall mean with respect to any Person, any direct or indirect purchase or other acquisition by that Person of a beneficial interest in stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business.

“Jumbo Mortgage Loans” shall mean, collectively, Jumbo(500) Mortgage Loans, Jumbo(750) Mortgage Loans and Super Jumbo Mortgage Loans.

“Jumbo Sub-Limit” shall mean, with respect to Jumbo Mortgage Loans, an amount not to exceed $255,000,000; provided Buyer shall have the right, upon five (5) Business Days written notice to Seller, from time to time to reduce the Jumbo Sub-Limit to an amount not less than 30% of the outstanding Purchase Price of the Transactions as of the last Business Day of the previous month.

“Jumbo(500) Mortgage Loans” shall mean each Mortgage Loan with a principal balance as of origination of more than $500,000 and less than or equal to $750,000.

“Jumbo(500) Sub-Limit” shall mean an amount equal to the product of 20% and the Maximum Amount.

“Jumbo(750) Mortgage Loans” shall mean each Mortgage Loan with a principal balance as of origination of more than $750,000.

“Jumbo(750) Sub-Limit” shall mean an amount equal to the product of 12% and the Maximum Amount.

“Late Payment Fee” has the meaning specified in Section 5(b).

“Letter Agreement” shall mean the Letter Agreement, dated as of the date hereof, by and among Buyer, NCCC, NCRC, NCMC, New Century, Home123 and Guarantor.

“Leverage Ratio” shall mean on any date of determination, the ratio of (a) Total Liabilities to (b) Tangible Net Worth.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan-to-Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan at the time of origination to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination of such Mortgage Loan and (b) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such Mortgage Loan, the purchase price of the related Mortgaged Property.

“Management Shareholders” shall mean Robert K. Cole, Brad A. Morrice, and Edward F. Gotschall.

“Manufactured Home Mortgage Loan” shall mean an Eligible Asset secured by a Residential Dwelling which is a manufactured home.

“Manufactured Home Sub-Limit” shall mean the product of 4% and the Maximum Amount.

“Margin Base” shall mean the aggregate Asset Value of all Purchased Assets which are Eligible Assets.

“Margin Deficit” has the meaning specified in Section 4.

“Market Value” shall mean, as of any date in respect of any Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined in Buyer’s sole discretion using its reasonable business judgment, which price may be determined to be zero. Buyer’s determination of Market Value shall be conclusive upon the parties absent manifest error on the part of Buyer.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of NCCC, NCRC, NCMC, New Century, Home123 or Guarantor, (b) the ability of NCCC, NCRC, NCMC, New Century or Home123 to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of Buyer under any of the Repurchase Documents, (e) the timely payment of any amounts payable under the Repurchase Documents, (f) the Asset Value of the Purchased Assets or (g) the ability of Guarantor to perform its obligations under the Guaranty.

“Maximum Amount” shall mean $850,000,000.

“Maximum Committed Amount” shall mean $700,000,000.

“Maximum Uncommitted Amount” shall mean $150,000,000.

“Minimum Pricing Amount” means $4,950,000 less (a) the facility fee received pursuant to Section 3(p) of the Third Amended and Restated Repurchase Agreement and (b) amounts received by Buyer since September 11, 2005 in respect of the aggregate amount obtained by daily application of the Pricing Spread for each outstanding Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date.

“Mortgage” shall mean the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien or second lien on a fee simple Residential Dwelling securing the Mortgage Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Mortgage Loan” shall mean a mortgage loan originated in accordance with the Underwriting Guidelines which Custodian has been instructed to hold for Buyer pursuant to the Custodial and Disbursement Agreement including any Wet-Ink Mortgage Loan listed on a Transaction Request, and which Mortgage Loan includes, without limitation, (i) a Mortgage Note and related Mortgage, and (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage.

“Mortgage Loan Sub-Limit” shall mean $1,500,000.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Mortgage Loan.

“Mortgage-backed Security” shall mean a security (including, without limitation, a participation certificate) that is an interest in a pool of Mortgage Loans or is secured by such an interest.

“Mortgaged Property” shall mean a fee simple interest in the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“NCCC” shall mean NC Capital Corporation, a California corporation, and its successors in interest.

“NCMC” shall mean New Century Mortgage Corporation, a California corporation, and its successors in interest.

“NCRC” shall mean NC Residual II Corporation, a Delaware corporation, and its successors in interest.

“Net Income” shall mean, with respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Net Worth” shall mean with respect to any Person, on any date of determination, the net worth of such Person as of such date, determined in accordance with GAAP.

“New Century” shall mean New Century Credit Corporation, a California corporation, and its successors in interest.

“Non-owner Occupied Mortgage Loans” shall mean each Mortgage Loan with respect to which the improvements on the Mortgaged Property are not occupied by the owner of such Mortgaged Property.

“Non-owner Occupied Sub-Limit” shall mean an amount equal to the product of 10% and the Maximum Amount.

“Origination Date” shall mean the date a Mortgage Loan is funded by any originator and the proceeds are disbursed to a borrower under such Mortgage Loan.

“Payment Calculation Date” shall mean the tenth (10th) day of each month.

“Payment Date” shall mean two (2) Business Days after the Payment Calculation Date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Advance Repurchase Payment” has the meaning specified in Section 5(b).

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall mean, in respect of any day a Transaction is outstanding or any other amount under this Agreement or any other Repurchase Document that is not paid when due to Buyer at the stated Repurchase Date or otherwise when due (a “Post-Default Day”), a rate per annum on a 360 day per year basis during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 4% per annum plus the Prime Rate on such Post-Default Day.

“Price Differential” means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean a rate per annum equal to the sum of (a) the Eurodollar Rate plus (b) the Pricing Spread.

“Pricing Spread” has the meaning specified in the Letter Agreement.

“Prime Rate” shall mean the prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“PUD Mortgage Loan” shall mean an Eligible Asset secured by a Residential Dwelling which is an attached single family dwelling in a planned unit development.

“Purchase Agreement” shall mean any purchase agreement by and between NCCC, NCRC, NCMC, New Century or Home 123 and any third party, including without limitation, any Affiliate of NCCC, NCRC, NCMC, New Century or Home123, pursuant to which NCCC, NCRC, NCMC, New Century or Home123 has purchased assets subsequently sold to Buyer hereunder.

“Purchase Date” shall mean the date on which Purchased Assets are transferred by Seller to Buyer or its designee (including Custodian).

“Purchase Percentage” has the meaning specified in the Letter Agreement.

“Purchase Price” shall mean on each Purchase Date, the price at which Purchased Assets are transferred by Seller to Buyer or its designee (including Custodian) which shall equal the Asset Value for such Purchased Assets on the Purchase Date.

“Purchased Assets” shall mean the Mortgage Loans sold by Seller to Buyer in a Transaction, and any Additional Purchased Assets.

“Purchased Items” has the meaning specified in Section 7.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT” shall mean a real estate investment trust, as defined in Section 856(a) of the Code.

“REO Property” shall mean real property acquired by Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“REO Sub” shall mean New Century REO Corp., a California corporation.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or a successor provision thereof, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615 or one or more successor provision thereof.

“Repurchase Date” shall mean the date on which Seller is to repurchase the Purchased Assets from Buyer as specified in the related Confirmation, including any date determined by application of the provisions of Sections 3 or 13; which date shall be specified as “open” unless otherwise requested by Seller and agreed by Buyer; provided that in no event shall the Repurchase Date be in excess of 364 days after the Purchase Date. If the Transaction is “open”, the Repurchase Date shall be one (1) Business Day after the date upon which either Buyer (in its sole discretion) or the Seller (in its sole discretion) provides to the other written notice of its intention to sell or repurchase, as applicable, the applicable Mortgage Loans; provided that the Repurchase Date shall not, in any event, exceed 364 days from the date hereof.

“Repurchase Documents” shall mean this Agreement, the Custodial Agreement, the Custodial and Disbursement Agreement, the Guaranty, the Account Agreement and all other documents or agreements executed in connection therewith.

“Repurchase Obligations” shall have the meaning specified in Section 7(b).

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer or its designee (including Custodian) to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination, including any amounts paid pursuant to Requests for Additional Transactions for Excess Margin under Section 3(o), decreased by all cash, Income and Periodic Advance Repurchase Payments (including Late Payment Fees, if any) actually received by Buyer pursuant to Sections 5(a) or 5(b), respectively.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Residential Dwelling” shall mean any one of the following: (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a unit in a condominium project, (iv) a detached single family dwelling in a planned unit development or (v) manufactured housing units. Mortgaged Properties that consist of the following property types are not Residential Dwellings: (a) co-operative units, (b) log homes, (c) earthen homes, (d) underground homes, and (e) any dwelling situated on more than ten acres of property.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, the chief operating officer or an executive vice-president of such Person.

“SEC” shall mean the Securities and Exchange Commission.

“Second Lien Mortgage Loans” shall mean an Eligible Asset secured by a lien on the Mortgaged Property, subject to one prior lien on such Mortgaged Property.

“Second Lien Sub-Limit” shall mean an amount equal to the product of 15% and the Maximum Amount.

“Security Agreement” shall mean with respect to any Mortgage Loan, any contract, instrument or other document related to security for repayment thereof (other than the related Mortgage and Mortgage Note), executed by the Mortgagor and/or others in connection with such Mortgage Loan, including without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

“Seller” shall mean NCCC, NCRC, NCMC, New Century and Home123.

“Seller Asset Schedule” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Seller-Related Obligations” shall mean any obligations, representations, warranties and covenants of NCCC, NCRC, NCMC, New Century or Home123 hereunder and under any other arrangement between NCCC, NCRC, NCMC, New Century or Home123 or a Subsidiary of NCCC, NCRC, NCMC, New Century or Home123 on the one hand and Buyer or an Affiliate of Buyer on the other hand.

“Servicer” shall have the meaning specified in Section 24.

“Servicer Account” shall mean any account established by Servicer in connection with the servicing of the Mortgage Loans.

“Servicing Agreement” has the meaning specified in Section 24.

“Servicing Contract” shall mean a contract or agreement purchased by NCCC, NCRC, NCMC, New Century or Home123 or entered into by NCCC, NCRC, NCMC, New Century or Home123 for its own account (and not as nominee or subservicer), whether now existing or hereafter purchased or entered into, pursuant to which NCCC, NCRC, NCMC, New Century or Home123 services Mortgage Loans or Mortgage Loan pools for Persons other than itself or the other Seller.

“Servicing File” means with respect to each Mortgage Loan, the file retained by Seller consisting of originals of all documents in the Mortgage File which are not delivered to a Custodian and copies of all documents in the Mortgage File set forth in Section 2 of the Custodial and Disbursement Agreement.

“Servicing Records” has the meaning specified in Section 24.

“Settlement Agent” shall mean, with respect to any Transaction, the entity, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated, which funds such Mortgage Loan with amounts wired pursuant to the terms of an Existing Financing Facility.

“Sub-Limit” shall mean any of the Web-Ink Sub-Limit, the Second Lien Sub-Limit, the Manufactured Home Sub-Limit, the FICO Sub-Limit, the Condominium and PUD Sub-Limit, the Mortgage Loan Sub-Limit, the Jumbo Sub-Limit, the Jumbo(500) Sub-Limit, the Jumbo(750) Sub-Limit or Super Jumbo Sub-Limit, the C/C- Credit Sub-Limit, the Non-owner Occupied Sub-Limit, the Interest-Only Sub-Limit and the AVM Sub-Limit. For purposes of determining a violation of a Sub-Limit hereunder, (1) at no time shall the aggregate of the Asset Value of all Mortgage Loans subject to outstanding transactions hereunder violate any single Sub-Limit and (2) to the extent that there are both Committed Transactions and Uncommitted Transactions outstanding hereunder, at no time shall the aggregate Asset Value of Mortgage Loans subject to (a) a Committed Transaction be in excess of the applicable Sub-Limit Percentage or (b) an Uncommitted Transaction be in excess of the applicable Sub-Limit Percentage.

“Sub-Limit Percentage” shall mean the aggregate Asset Value multiplied by a percentage equal to the percentage of all outstanding Transactions which are Committed Transactions or Uncommitted Transactions, as applicable.

“Subordinated Debt” shall mean any Indebtedness of NCCC, NCRC, NCMC, New Century or Home123, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of all obligations hereunder in a manner and to an extent that Buyer has approved in writing prior to the creation of such Indebtedness.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Super Jumbo Mortgage Loans” shall mean each Mortgage Loan with a principal balance as of origination of more than $1,000,000 but less than $1,500,000.

“Super Jumbo Sub-Limit” shall mean an amount not to exceed $42,500,000; provided Buyer shall have the right, upon five (5) Business Days written notice to Seller, from time to time to reduce the Super Jumbo Sub-Limit to an amount not less than 5% of the outstanding Purchase Price of Transactions as of the last Business Day of the previous month.

“Tangible Net Worth” shall mean, with respect to any Person, as of a particular date,

(a) all amounts which would be included under capital on a balance sheet of such Person at such date, determined in accordance with GAAP, less

(b) (i) amounts owing to such Person from Affiliates, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or the Guarantor or its Subsidiaries, (ii) intangible assets, and (iii) the value of REO Property and Foreclosed Loans.

“Term Purchased Asset” shall mean any Purchased Asset for which Buyer and Seller shall have agreed that the Repurchase Date is not “open”.

“Termination Date” shall mean the date which is 364 days from the date hereof which shall be October 10, 2006 or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law, as may be extended pursuant to Section 3(m).

“Test Period” has the meaning specified in Section 11(s).

“Total Liabilities” shall mean on any date of determination with respect to any Person, the amount, on a consolidated basis, of the liabilities of such Person and its respective Subsidiaries, determined in accordance with GAAP, minus Subordinated Debt; provided, however, that for any period, the aggregate Total Liabilities of any Person during such period maintained in accordance with GAAP shall be calculated less the aggregate amount of any such Total Liabilities that are reflected on the balance sheet of such Person in respect of obligations incurred pursuant to a securitization transaction, solely to the extent such obligations are secured by the assets securitized thereby and are non-recourse to such Person. In the event that any liabilities would be excluded from the calculation of Total Liabilities but for the existence of recourse, such Person shall be entitled nonetheless to exclude the amount of such liabilities that are not subject to recourse. The amount of any recourse shall be the stated or determinable amount thereof or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. Any calculations of Total Liabilities provided pursuant to this Agreement shall also separately set forth any liabilities of such Person excluded from such calculation pursuant to the proviso in the definition thereof.

“Transaction” has the meaning specified in Section 1.

“Transaction Request” means a request from Seller to Buyer, in the form attached as Exhibit I hereto, to enter into a Transaction, which may be delivered via Electronic Transmission.

“True Sale Certification” shall mean a true sale certification in the form of Exhibit VI attached hereto.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming Custodian’s possession of certain Mortgage Files which are held by Custodian for the benefit of Buyer or the registered holder of such trust receipt.

“Uncommitted Transaction” as defined in the recitals hereto.

“Underwriting Guidelines” shall mean the underwriting guidelines delivered by Seller to Buyer on or prior to the Effective Date and as may be modified or supplemented from time to time thereafter as approved by Buyer in its sole discretion attached hereto as Exhibit II.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection and the priority of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection and the priority.

“Wet-Ink Mortgage Loan” shall mean an Eligible Asset which is sold to Buyer within 8 Business Days of the origination thereof by Seller, which origination is in accordance with the Underwriting Guidelines and is funded in part or in whole with cash advanced directly to an escrow agent, Settlement Agent, or Warehouse Lender approved by Buyer in its sole discretion.

“Wet-Ink Sub-Limit” shall mean an amount equal to (i) with respect to the first five (5) Business Days of each calendar month, the product of 50% and the Maximum Amount, (ii) with respect to the last four (4) Business Days of each calendar month, the product of 50% and the Maximum Amount and (iii) at all other times, the product of 40% and the Maximum Amount.

3.	INITIATION; TERMINATION

(a)	Conditions Precedent to the Effective Date. The Effective Date hereof is subject to the satisfaction, immediately prior to or concurrently therewith, of the conditions precedent that Buyer shall have received from Seller any fees and expenses payable hereunder (including, without limitation, the fee required pursuant to Section 3(p)), and all of the following documents, each of which shall be satisfactory in form and substance to Buyer and its counsel:

(1)	Fourth Amended and Restated Master Repurchase Agreement. This Fourth Amended and Restated Master Repurchase Agreement duly completed and executed by the parties thereto. In addition, Seller shall have taken such other action as Buyer shall have requested in order to perfect the security interests created pursuant to this Agreement;

(2)	Opinions of Counsel. An opinion or opinions of outside counsel to each of NCCC, NCRC, NCMC, New Century, Home123 and Guarantor, substantially in the form of Exhibit III;

(3)	Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of each of NCCC, NCMC, NCRC, New Century, Home123 and Guarantor and of all corporate or other authority for NCCC, NCMC, NCRC, New Century, Home123 or Guarantor, as applicable, with respect to the execution, delivery and performance of the Repurchase Documents to which it is a party and each other document to be delivered by NCCC, NCMC, NCRC, New Century, Home123 or Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from NCCC, NCMC, NCRC, New Century, Home123 or Guarantor, as applicable, to the contrary);

(4)	Underwriting Guidelines. A copy of Seller’s current Underwriting Guidelines, and any material changes to the Underwriting Guidelines made since the Underwriting Guidelines were last delivered to Buyer;

(5)	Servicing Agreement(s). Any Servicing Agreement, certified as a true, correct and complete copy of the original;

(6)	Consents and Waivers. Any and all irrevocable consents and waivers required under the Existing Financing Facilities;

(7)	UCC Amendments and Releases. Any and all amendments or terminations of UCC financing statements required by Buyer; and

(8)	Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b)	Conditions Precedent to all Transactions. Buyer’s obligation to enter into each Committed Transaction (including the initial Transaction) and, in the event Buyer chooses, in its sole discretion, to enter into an Uncommitted Transaction pursuant to Section 3(c) below, Buyer’s obligation to enter into each Uncommitted Transaction, is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(1)	Seller shall have delivered a Transaction Request via Electronic Transmission in accordance with the procedures set forth in Section 3(c);

(2)	no Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(3)	after giving effect to the requested Transaction, the aggregate outstanding Purchase Price of the Transactions outstanding shall not exceed the Maximum Amount;

(4)	both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in Section 10, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(5)	after giving effect to the requested Transaction, the aggregate outstanding Purchase Price of the Transactions outstanding shall not exceed the Asset Value of all the Purchased Assets subject to outstanding Transactions;

(6)	subject to Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 28, Buyer shall have completed its due diligence review of the Mortgage File for each Purchased Asset, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion;

(7)	Buyer shall have received from Seller certified copies of any Servicing Agreement relating to the Eligible Assets and Buyer shall have reviewed and approved each such Servicing Agreement in its sole discretion;

(8)	Buyer shall have received all fees and expenses of counsel to Buyer as contemplated by Section 14(b) which amount, at Buyer’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(9)	Buyer shall have approved, in its sole discretion, all exceptions to the Underwriting Guidelines;

(10)	none of the following shall have occurred and/or be continuing:

(A) an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(C) there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement;

(11)	with respect to each Eligible Asset, Buyer shall have received from Custodian on each Purchase Date an Asset Schedule and Exception Report or Trust Receipt and Basic Status Report, as applicable, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day;

(12)	Buyer shall have received from Seller a Warehouse Lender’s Release Letter substantially in the form of Exhibit VII-B hereto (or such other form acceptable to Buyer) or a Seller’s Release Letter substantially in the form of Exhibit VII-A hereto (or such other form acceptable to Buyer) covering each Eligible Asset to be sold to Buyer;

(13)	The aggregate requested Purchase Price of Eligible Assets that are not Wet-Ink Mortgage Loans that Seller has requested Buyer purchase pursuant to the Transaction Request is equal to or in excess of $10,000,000;

(14)	Buyer shall not have determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(15)	The Repurchase Date for such Transaction shall not be later than the Termination Date;

(16)	after giving effect to the requested Committed Transaction, the aggregate amount of outstanding Committed Transactions shall not have Purchase Prices in excess of the Maximum Committed Amount; and

(17)	after giving effect to the requested Uncommitted Transaction, the aggregate amount of outstanding Uncommitted Transactions shall not have Purchase Prices in excess of the Maximum Uncommitted Amount.

Each Transaction Request delivered by Seller hereunder shall constitute a certification by each of NCCC, NCRC, NCMC, New Century and Home123 that all the conditions set forth in this Section 3(b) have been satisfied (both as of the date of such notice or request and as of the date of such purchase) and shall be deemed to be a request for a Committed Transaction; provided that if after giving effect to the requested Committed Transaction, the aggregate amount of outstanding Committed Transactions shall have Purchase Prices in excess of the Maximum Committed Amount, such latest request shall be deemed a request for an Uncommitted Transaction.

Each of NCCC, NCRC, NCMC, New Century and Home123 hereby requests that Buyer, on each Business Day, convert each Eligible Asset which is a Wet-Ink Mortgage Loan for which the Mortgage File has been received by the Custodian in accordance with the Custodial Agreement to a dry Mortgage Loan and this request shall constitute a certification by each of NCCC, NCRC, NCMC, New Century and Home123 that all the conditions set forth in this Section 3(b) have been satisfied (both as of the date hereof and as of the date of such conversion).

(c) This Agreement is not a commitment by Buyer to enter into Uncommitted Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Uncommitted Transactions with Seller. Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Uncommitted Transaction pursuant to this Agreement. Seller shall request a Transaction by delivering to Custodian, Disbursement Agent and Buyer via Electronic Transmission a request in the form of Exhibit I attached hereto (a “Transaction Request”) in accordance with the timeframe set forth in Section 3(a) of the Custodial and Disbursement Agreement. Such Transaction Request shall describe the Purchased Assets in a Seller Asset Schedule and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, (iv) the Pricing Rate applicable to the Transaction, (v) the applicable Purchase Percentages and (vi) additional terms or conditions not inconsistent with this Agreement. Each such Transaction Request in respect of Eligible Assets that are not Wet-Ink Mortgage Loans shall be for an aggregate Purchase Price equal to or in excess of $10,000,000. A separate Transaction Request shall be required for Transactions involving Correspondent Loans.

With respect to any request for an Uncommitted Transaction, unless otherwise agreed in writing, upon receipt of the Transaction request, Buyer may, in its sole discretion, agree to enter into that portion of the requested Transaction representing a request for an Uncommitted Transaction and such agreement shall be evidenced by a Confirmation to be delivered to Seller on the Purchase Date as described below.

On each Purchase Date, Buyer shall forward to Seller a confirmation (a “Confirmation”) by Electronic Transmission setting forth with respect to each Transaction funded on such date, (1) the mortgage loan number, (2) the Purchase Price for such Purchased Assets, (3) the Market Value of the related Mortgage Loans as of the date of such Confirmation, (4) the outstanding principal amount of the related Mortgage Loans, (5) the Repurchase Date, (6) the Pricing Rate and (7) the Class designations of such Purchased Assets. Buyer shall forward to Seller a revised Confirmation by Electronic Transmission notifying Seller as to any changes made by Buyer in the Pricing Spread, Purchase Percentage or Reduction Amount pursuant to the terms hereof.

On each date that all the documents set forth in Section 2(a)(i) of the Custodial and Disbursement Agreement are received by the Custodian with respect to any Wet-Ink Mortgage Loan, and Custodian delivers to Buyer a Trust Receipt attaching an Asset Schedule and Exception Report or Basic Status Report and Exception Report, as applicable, with respect to such Eligible Assets, Buyer shall forward to Seller a new Confirmation by Electronic Transmission setting forth the following information, updated to reflect the revised Pricing Rate, and, if applicable, Market Value as a result of the conversion of such Mortgage Loan, (1) the mortgage loan number, (2) the Purchase Price for such Purchased Assets, (3) the Market Value of the related Mortgage Loans, (4) the outstanding principal amount of the related Mortgage Loans, (5) the Repurchase Date, (6) the Pricing Rate and (7) the Class designations of such Purchased Assets.

In the event Seller disagrees with any terms of the Confirmation, Seller shall notify Buyer in writing of such disagreement within one (1) Business Day after receipt of such Confirmation unless a corrected Confirmation is sent by Buyer. An objection sent by Seller must state specifically that it is an objection, must specify the provision(s) being objected to by Seller, must set forth such provision(s) in the manner that Seller believes they should be stated, and must be received by Buyer no more than one (1) Business Day after the Confirmation was received by Seller.

(d)	Any Confirmation by Buyer shall be deemed to have been received by Seller on the date actually received by Seller.

(e)	Except as set forth in Section 3(c), each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, and Seller’s acceptance of the related proceeds shall constitute Seller’s agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.

(f)	On the Repurchase Date, termination of a Transaction will be effected by transfer to Seller or its designee of the Purchased Assets (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5) which amount shall be netted against the simultaneous receipt of the Repurchase Price by Buyer. To the extent a net amount is owed to one party, the other party shall pay such amount to such party. Seller is obligated to obtain the Mortgage Files from Buyer or its designee (including Custodian) at Seller’s expense on the Repurchase Date.

Any payment made by Seller to repurchase Purchased Assets shall be first applied to repurchase Purchased Assets under Uncommitted Transactions until all outstanding Uncommitted Transactions have been terminated; it being understood that it is the intention of the parties hereto that at no time shall there be any outstanding Uncommitted Transactions when the aggregate amount of the Purchase Price with respect to all outstanding Committed Transactions is less than the Maximum Committed Amount.

(g)	Subject to the terms and conditions of this Agreement, during the term of this Agreement Seller may sell to Buyer, repurchase from Buyer and resell to Buyer Eligible Assets hereunder.

(h)	In no event shall a Transaction be entered into when any Default or Event of Default has occurred and is continuing or when the Repurchase Date for such Transaction would be later than the Termination Date.

(i)	With respect to each Eligible Asset that is not a Wet-Ink Mortgage Loan, Seller shall deliver to Custodian the Mortgage File pertaining to each Eligible Asset to be purchased by Buyer no later than the time set forth in the Custodial and Disbursement Agreement.

(j)	With respect to each Eligible Asset that is not a Wet-Ink Mortgage Loan, pursuant to the Custodial and Disbursement Agreement, Custodian shall deliver to Buyer and Seller an Asset Schedule and Exception Report with respect to the Eligible Assets which Seller has requested Buyer purchase on such Purchase Date, and no later than 5 p.m., New York City time, on each Purchase Date, Custodian shall deliver to Buyer a Trust Receipt in respect of all such Eligible Assets purchased by Buyer on such Purchase Date. Subject to the provisions of this Section 3 and Section 11 of the Custodial and Disbursement Agreement, the Purchase Price for each Eligible Asset that is not a Wet-Ink Mortgage Loan will be made available to Seller by Disbursement Agent transferring, the aggregate amount of such Purchase Price in accordance with the Custodial and Disbursement Agreement.

(k)	With respect to each Eligible Asset that is a Wet-Ink Mortgage Loan, Seller shall cause the Settlement Agent to send the Custodian a facsimile of the associated Escrow Instruction Letter on each Purchase Date. Subject to the provisions of this Section 3 and Section 11 of the Custodial and Disbursement Agreement, the Purchase Price for each Eligible Asset which is a Wet-Ink Mortgage Loan will then be made available to Seller by Disbursement Agent transferring the aggregate amount of such Purchase Price in accordance with the Custodial and Disbursement Agreement. Seller shall deliver the Mortgage File related thereto to Custodian, for receipt by Custodian no later than seven (7) Business Days following the Origination Date of such Wet-Ink Mortgage Loan.

(l)	Seller may repurchase any individual Purchased Asset without penalty or premium, but subject to the last sentence of this Section 3(l), on any date. The Repurchase Price payable for the repurchase of any such Purchased Asset shall be reduced as provided in Section 5(d). If Seller intends to make such a repurchase, Seller shall give one (1) Business Day’s prior written notice thereof to Buyer, designating the Purchased Assets to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Assets. The amount of the original Purchase Price of the Purchased Assets thus repurchased shall be available for subsequent Transactions subject to the terms of this Agreement. If any Term Purchased Asset is repurchased on any date other than the Repurchase Date for such Term Purchased Asset, Seller shall pay to Buyer any amount determined by Buyer in its sole discretion, exercised in good faith, as necessary to compensate Buyer for any additional losses, costs or expenses which it may reasonably incur as a result of such repurchase, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Buyer to fund or maintain such Transaction.

(m)	At the request of Seller made at least 90 days, but in no event earlier than 360 days, prior to the then current Termination Date, Buyer may in its sole discretion extend the Termination Date for a period of 364 additional days or such other period to be determined by Buyer in its sole discretion by giving written notice of such extension to Seller no later than sixty (60) days after Buyer’s receipt of Seller’s request. Any failure by Buyer to deliver such notice of extension shall be deemed to be Buyer’s determination not to extend the then current Termination Date.

(n)	On the Termination Date, including but not limited to a termination pursuant to Section 20 or otherwise hereunder, Seller shall pay to Buyer the Minimum Pricing Amount. All such payments pursuant to this clause (o) shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the account set forth in Section 8(a) hereof

(o)	On any day on which the Margin Base for such Mortgage Loans exceeds the aggregate outstanding Purchase Price of all Transactions with respect to such Mortgage Loans, so long as no Default or Event of Default has occurred and is continuing:

(1)	Seller may prepare a Request for Additional Transactions for Excess Margin in the form of Exhibit IX attached hereto (“Request for Additional Transactions for Excess Margin”), (A) specifying (i) the increase in Purchase Price for all outstanding Transactions and the requested Purchase Date, (ii) the Excess Margin with respect to all outstanding Transactions before giving effect to the requested Transaction, (iii) the remaining Excess Margin after giving effect to the requested Transaction, and (iv) the aggregate outstanding Purchase Price of the Transactions after giving effect to the requested Transaction, and (B) including a certification that, upon the consummation of the additional Transactions, the Margin Base will be equal to or greater than the aggregate outstanding Purchase Price of all Transactions, and the excess of the Margin Base over the aggregate outstanding Purchase Price, after giving effect to the Transaction, shall be the “Excess Margin”.

(2)	Seller shall transmit via Electronic Transmission the Request for Additional Transactions for Excess Margin to Disbursement Agent and Buyer prior to 12:00 noon, New York City time, on the requested Purchase Date. Upon confirming that the Request for Additional Transactions for Excess Margin correctly reflects the information set forth in Section 3(o)(1) and that, after giving effect to the requested Transaction, the amount of the Margin Base would be equal to or greater than the aggregate outstanding Purchase Prices of all Transactions, Buyer shall cause Disbursement Agent to remit the additional Purchase Price in the amount set forth in such Request for Additional Transactions for Excess Margin and send a revised Confirmation with respect to such Purchased Assets. In the event that Buyer’s assessment of the Margin Base would alter the information set forth in any Request for Additional Transactions for Excess Margin, Buyer shall promptly notify Seller in writing of such assessment.

(3)	Buyer shall not be obligated to cause Disbursement Agent to remit the additional Purchase Price requested pursuant to a Request for Additional Transactions for Excess Margin which (i) Buyer reasonably determines is based on erroneous information or would result in a Transaction other than in accordance with the terms of this Agreement, or (ii) does not reflect Buyer’s current determination of Market Value as provided in the definition thereof.

4.	MARGIN AMOUNT MAINTENANCE

(a)	If at any time the Margin Base is less than the aggregate Purchase Price for all outstanding Transactions (a “Margin Deficit”), then Buyer may by notice to Seller (as such notice is more particularly set forth below, a “Margin Deficit Notice”) require Seller to transfer to Buyer or its designee (including Custodian) cash to be applied to reduce the Purchase Price with respect to all outstanding Transactions such that the aggregate Asset Value of the Purchased Assets will thereupon equal or exceed the aggregate Purchase Price for all outstanding Transactions. If Buyer delivers a Margin Deficit Notice to Seller on or prior to 6 p.m. (New York time) on any Business Day, then Seller shall transfer such cash to Buyer no later than 5 p.m. (New York time) the following Business Day. In the event Buyer delivers a Margin Deficit Notice to Seller after 6 p.m. (New York time) on any Business Day, then such Margin Deficit Notice shall be deemed to have been delivered on the following Business Day and Seller shall be required to transfer cash no later than 5 p.m. (New York time) on the subsequent Business Day. All cash transferred to Buyer pursuant to this Section 4(a) shall be deposited in the account set forth in Section 8(a) hereof.

(b)	Buyer’s election, in its sole discretion, not to deliver a Margin Deficit Notice at any time there is a Margin Deficit shall not in any way limit or impair its right to deliver a Margin Deficit Notice at any time a Margin Deficit exists.

5.	INCOME PAYMENTS

(a)	Where a particular Transaction’s term extends over an Income payment date on the Purchased Assets subject to that Transaction such Income shall be the property of Buyer. Buyer agrees that until a Default or an Event of Default has occurred and Buyer otherwise directs as contemplated in each Servicer Notice, each Servicer that is not Seller shall be permitted to continue to remit Income in accordance with the respective Servicing Agreement. In the event that Seller is the Servicer of any Mortgage Loans, Buyer agrees that until a Default or an Event of Default has occurred, Seller shall be permitted to continue to remit or retain Income with respect to such Mortgage Loans in accordance with its current existing business practice. Upon notice of a Default or an Event of Default to Seller hereunder or to Servicer pursuant to a Servicer Notice, Seller shall, and pursuant to the Servicer Notice, Servicer shall be required to, deposit promptly all Income in a deposit account (the title of which shall indicate that the funds therein are being held in trust for Buyer) (the “Collection Account”) with the Bank and which is subject to the Account Agreement. All funds in the Collection Account may be withdrawn by Buyer and applied as determined by Buyer. Seller may not give any instruction with respect to the Collection Account after a Default or an Event of Default.

(b)	Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets, Seller shall pay to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer) of each Transaction through but not including the Payment Calculation Date (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date. Buyer shall deliver to Seller, via Electronic Transmission, notice of the required Periodic Advance Repurchase Payment on or prior to the second Business Day preceding each Payment Date. If Seller fails to make all or part of the Periodic Advance Repurchase Payment by 5:00 p.m., New York City time, on the Payment Date, Seller shall be obligated to pay to Buyer (in addition to, and together with, the Periodic Advance Repurchase Payment) interest on the unpaid amount of the Periodic Advance Repurchase Payment at a rate per annum equal to the Post-Default Rate (the “Late Payment Fee”) until the overdue Periodic Advance Repurchase Payment is received in full by Buyer.

(c)	Seller shall hold or cause to be held for the benefit of, and in trust for, Buyer all income, including without limitation all Income received by or on behalf of Seller with respect to such Purchased Assets. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of Seller, any affiliate of Seller or the applicable Servicer except as expressly permitted above in this Section 5. Funds deposited in the Collection Account during any month shall be held therein, in trust for Buyer.

(d)	Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by Buyer for such Transaction pursuant to Sections 5(a) and 5(b) as of the applicable Repurchase Date, respectively, excluding any Late Payment Fees paid pursuant to Section 5(b); it being understood that the Late Payment Fees are properties of Buyer that are not subject to offset against the Repurchase Price.

6.	REQUIREMENTS OF LAW

(a)	If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(1)	shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Transaction (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;

(2)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Eurodollar Rate hereunder;

(3)	shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable.

(b)	If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts calculated by Buyer in good faith as will compensate Buyer for such reduction.

(c)	Any payments made by Seller to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if Seller shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then Seller shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time the Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer in good faith to preserve the after-tax yield Buyer would have been received had such tax not been imposed.

(d)	If Buyer becomes entitled to claim any additional amounts pursuant to this Section, (i) it shall promptly notify Seller of the event by reason of which it has become so entitled and (ii) at the sole option of Buyer, (x) Buyer may terminate this Agreement and Seller shall not be required to pay any Termination Fee or (y) this Agreement shall continue in full force and effect. A certificate as to any additional amounts payable pursuant to this Section 6(d) submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

7.	SECURITY INTEREST

(a)	Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as a “Purchased Item” and all of them are collectively, the “Purchased Items”: all Mortgage Loans, all rights under each Purchase Agreement (but not the obligations thereunder), all Interest Rate Protection Agreements, all Mortgage Files, including without limitation all promissory notes, all Servicing Records relating to the Mortgage Loans (as defined in Section 24(c)), all Servicing Agreements relating to the Mortgage Loans and any other collateral pledged hereunder or otherwise relating to such Mortgage Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Loan, all servicing fees to which such Seller is entitled and servicing and other rights relating to the Mortgage Loans, all Servicer Accounts established pursuant to any Servicing Agreement and all amounts on deposit therein, from time to time, all Purchase Agreements or other agreements or contracts relating to, constituting, or otherwise governing, any or all of the foregoing to the extent they relate to the Purchased Assets including the right to receive principal and interest payments with respect to the Purchased Assets and the right to enforce such payments, the Collection Account and all monies from time to time on deposit in the Collection Account, all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts” and “investment property” as defined in the Uniform Commercial Code as in effect from time to time relating to or constituting any and all of the foregoing, and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(b)	Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller’s obligations to Buyer hereunder and the Transactions entered into hereunder (“Repurchase Obligations”) and the Seller-Related Obligations, each of NCCC, NCRC, NCMC, New Century and Home123 hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items and Purchased Assets to Buyer to secure the Repurchase Obligations and Seller-Related Obligations, including without limitation the repayment of all amounts owing to Buyer hereunder. The assignment, pledge and grant of security interest contained herein shall be, and each of NCCC, NCRC, NCMC, New Century and Home123 hereby represents and warrants to Buyer that it is, a first priority perfected security interest to the extent such security interest relates to the Mortgage Loans. Each of NCCC, NCRC, NCMC, New Century and Home123 agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder. All Purchased Items shall secure the payment of all obligations of Seller now or hereafter existing under this Agreement, including, without limitation, Seller’s obligation to repurchase Purchased Assets, or if such obligation is so recharacterized as a loan, to repay such loan, for the Repurchase Price and to pay any and all other amounts owing to Buyer hereunder.

(c)	Pursuant to the Custodial and Disbursement Agreement, Custodian shall hold the Mortgage Files as exclusive bailee and agent for Buyer pursuant to the terms of the Custodial and Disbursement Agreement and shall deliver to Buyer Trust Receipts each to the effect that Custodian has reviewed such Mortgage Files in the manner and to the extent required by the Custodial and Disbursement Agreement and identifying any deficiencies in such Mortgage Files as so reviewed.

8.	PAYMENT, TRANSFER AND CUSTODY

(a)	Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer; Account No. GLA 111569, account name SER, Bank of New York, ABA No. 021000018, Attn: Eric Seyffer, not later than 3 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b)	On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer or its designee (including Custodian) against the simultaneous transfer of the Purchase Price to or on behalf of Seller not later than 6 p.m., New York City time, simultaneously with the delivery to Custodian of the Purchased Assets relating to each Transaction in accordance with the terms hereof and of the Custodial and Disbursement Agreement. Each of NCCC, NCRC, NCMC, New Century and Home123 hereby sells, transfers, conveys and assigns to Buyer or its designee (including Custodian) without recourse, but subject to the terms of this Agreement, all the right, title and interest of NCCC, NCRC, NCMC, New Century and Home123, as applicable, in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Purchased Items.

(c)	In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, Seller shall deliver or cause to be delivered and released to Buyer or its designee (including Custodian) (i) the Custodial Identification Certificate and (ii) the documents identified in the Custodial and Disbursement Agreement.

(d)	Any Mortgage Files not delivered to Buyer or its designee (including Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Mortgage File and the originals of the Mortgage File not delivered to Buyer or its designee (including Custodian). The possession of the Mortgage File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. Each Mortgage File retained or held by Seller or its designee shall be segregated on Seller’s books and records from the other assets of Seller or its designee and the books and records of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee shall release its custody of the Mortgage File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by Seller.

9.	HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

Title to all Purchased Assets and Purchased Items shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets and Purchased Items. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets and Purchased Items or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and Purchased Items, all on terms that Buyer may determine in its sole discretion. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets and Purchased Items delivered to Buyer by Seller.

10.	SELLER’S REPRESENTATIONS

Each of NCCC, NCRC, NCMC, New Century and Home123 represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

(a)	Acting as Principal. Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b)	Solvency. Neither the Repurchase Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. The transfer of the Mortgage Loans subject hereto and the obligation to repurchase such Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors. Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Mortgage Loans pursuant hereto and the obligation to repurchase such Mortgage Loan (i) will not cause Seller to become insolvent, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and Purchased Items subject hereto.

(c)	No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement.

(d)	Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents applicable to it to which it is a party.

(e)	No Defaults. No Default or Event of Default has occurred and is continuing hereunder.

(f)	Legal Name; Existence. NCMC’s exact legal name is, and for the immediately preceding four months has been, New Century Mortgage Corporation. NCRC’s exact legal name is, and for the immediately preceding four months has been, NC Residual II Corporation. NCCC’s exact legal name is, and for the immediately preceding four months has been, NC Capital Corporation. New Century’s exact legal name is, and for the immediately preceding four months has been, New Century Credit Corporation. Home123’s exact legal name is, and for the immediately preceding four months has been, Home123 Corporation. Each of NCCC, NCMC, NCRC, New Century and Home123 (a) is a corporation duly and exclusively organized, validly existing and in good standing under the laws of California, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify could not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect. NCRC (a) is a corporation duly and exclusively organized, validly existing and in good standing under the laws of Delaware, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify could not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

(g)	Financial Condition. (a) Seller has heretofore furnished to Buyer a copy of (a) its consolidated balance sheet for the fiscal year ended December 31, 2004, and the related consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such fiscal year, each audited by and accompanied by an opinion thereon of KPMG LLP, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP and (b) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal period of Seller ended June 30, 2005 and the related consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such quarterly fiscal period, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial position of Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since June 30, 2005, there has been no material adverse change in the consolidated business, operations or financial condition of Seller and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements.

(h)	Litigation. Except as set forth on the compliance report required under Section 11(y), there are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $5,000,000 (provided such claims or claims shall be required to be set forth on the compliance report referenced above only upon Buyer’s request), or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect.

(i)	No Breach. Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated to be entered into by Seller in compliance with the terms and provisions thereof will conflict with or result in a breach of the organizational documents of NCCC, NCRC, NCMC, New Century, Home123 or Guarantor, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Servicing Agreement or other material agreement or instrument to which NCCC, NCRC, NCMC, New Century, Home123, Guarantor or any of their respective Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Repurchase Documents) upon any Property of NCCC, NCRC, NCMC, New Century, Home123 or Guarantor, or any of their respective Subsidiaries pursuant to the terms of any such agreement or instrument, other than a breach or default for which a consent or waiver has been obtained pursuant to Section 3(a)(6).

(j)	Action. Each of NCCC, NCRC, NCMC, New Century, Home123 and Guarantor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents to which it is a party, as applicable; the execution, delivery and performance by NCCC, NCRC, NCMC, New Century, Home123 or Guarantor of each of the Repurchase Documents to which it is a party have been duly authorized by all necessary corporate or other action on its part; and each Repurchase Document to which it is a party has been duly and validly executed and delivered by NCCC, NCRC, NCMC, New Century, Home123 or Guarantor, as applicable, and constitutes a legal, valid and binding obligation of NCCC, NCRC, NCMC, New Century, Home123 or Guarantor, as applicable, enforceable against NCCC, NCRC, NCMC, New Century, Home123 or Guarantor, as applicable, in accordance with its terms.

(k)	Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by NCCC, NCRC, NCMC, New Century, Home123 or Guarantor, as applicable, of the Repurchase Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Repurchase Documents.

(l)	Margin Regulations. Neither any Transaction hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X.

(m)	Taxes. Each of NCCC, NCRC, NCMC, New Century, Home123, Guarantor and their respective Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by it or any of its Subsidiaries, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of NCCC, NCRC, NCMC, New Century, Home123, Guarantor and their respective Subsidiaries in respect of taxes and other governmental charges are, in the opinion of NCCC, NCRC, NCMC, New Century, Home123 or Guarantor, as applicable, adequate.

(n)	Investment Company Act. None of NCCC, NCRC, NCMC, New Century, Home123, Guarantor nor any of their respective Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(o)	Purchased Assets.

(1)	None of NCCC, NCRC, NCMC, New Century nor Home123 has assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person (except as between NCCC, NCRC, NCMC, New Century and Home123), and immediately prior to the sale of such Mortgage Loan to Buyer, NCCC, NCRC, NCMC, New Century and/or Home123 was the sole legal and beneficial owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder. No Mortgage Loan sold to Buyer hereunder was acquired (by purchase or otherwise) by NCCC, NCRC, NCMC, New Century or Home123 from an Affiliate of NCCC, NCRC, NCMC, New Century or Home123 (except as between NCCC, NCRC, NCMC, New Century and Home123), as applicable.

(2)	The provisions of this Agreement are effective to either constitute a sale of Purchased Items to Buyer or to create in favor of Buyer a valid and fully perfected first priority security interest in all right, title and interest of NCCC, NCRC, NCMC, New Century and Home123 in, to and under the Purchased Items.

(3)	Upon receipt by Custodian of each Mortgage Note, endorsed in blank by a duly authorized officer of NCCC, NCRC, NCMC, New Century or Home123, as applicable, either a purchase shall have been completed by Buyer of each Mortgage Note or Buyer shall have a valid and fully perfected first priority security interest in the applicable Mortgage Note and in such Seller’s interest in the related Mortgaged Property.

(4)	Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, and NCCC, NCRC, NCMC, New Century and Home123 as “Debtor” and describing the Purchased Items, in the jurisdictions and recording offices listed on Exhibit IV attached hereto, the security interests granted hereunder in the Purchased Items will constitute valid and fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of NCCC, NCRC, NCMC, New Century and Home123 in, to and under such Purchased Items, which can be perfected by filing under the Uniform Commercial Code.

(5)	Upon execution and delivery of the Account Agreement, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, all deposit accounts comprising Purchased Items.

(6)	With respect to each Purchased Asset, each of the representations and warranties on Schedule 1 is true and correct.

(p)	Chief Executive Office/Jurisdiction of Organization. On the Effective Date, and during the four months immediately preceding the Effective Date, each of NCCC’s, NCRC’s, NCMC’s, New Century’s and Home123’s chief executive office, is, and has been located at 18400 Von Karman, Suite 1000, Irvine, California 92612. On the Effective Date, each of NCCC’s, NCMC’s, New Century’s and Home123’s jurisdiction of organization is California and NCRC’s jurisdiction of organization is Delaware.

(q)	Location of Books and Records. The location where each of NCCC, NCRC, NCMC, New Century and Home123 keeps its books and records, including all computer tapes and records related to the Purchased Items is its chief executive office.

(r)	Reserved.

(s)	Servicing Agreements. Seller has delivered to Buyer all Servicing Agreements with respect to the Purchased Assets and no default or event of default exists thereunder.

(t)	Existing Financing Facilities. All credit facilities, repurchase facilities or substantially similar facilities of Seller which are presently in effect on the date hereof are set forth on Schedule 2 hereto (the “Existing Financing Facilities”). Seller has delivered to Buyer copies of all non-confidential portions of Existing Financing Facilities and no defaults or events of default exist thereunder. Seller shall file with the SEC copies of all non-confidential portions of each new Existing Financing Facility to be entered into.

(u)	True and Complete Disclosure. (a) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of NCCC, NCRC, NCMC, New Century, Home123 or Guarantor to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto (other than with respect to the Mortgage Loans), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each of NCCC, NCRC, NCMC, New Century, Home123 and Guarantor to Buyer in connection with this Agreement and the other Repurchase Documents and the transactions contemplated hereby (other than with respect to the Mortgage Loans) and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of either NCCC, NCRC, NCMC, New Century or Home123, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(v)	ERISA. NCCC, NCRC, NCMC, New Century, Home123, Guarantor and any of their respective ERISA Affiliates are not and will not be in the future, required to contribute to any Plan (including Multiemployer Plans) subject to the applicable provisions of ERISA.

(w)	REIT. Neither NCRC nor the Guarantor has engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. Each of NCRC and the Guarantor for their current “tax year” (as defined in the Code) are and for all prior tax years subsequent to their election to be a real estate investment trust have been entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in their Form 1120-REIT filed with the United States Internal Revenue Service for such year.

(x)	No Reliance. Each of NCMC, NCRC, NCCC, New Century, Home123 and Guarantor has made its own independent decisions to enter into the Repurchase Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. None of NCMC, NCRC, NCCC, New Century, Home123 nor Guarantor is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(y)	Compliance with Anti-Money Laundering Laws. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); Seller has established an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(z)	Other Security Agreements. Seller has not become bound under Section 9-203(d) of the UCC by a Security Agreement previously entered into by another Person.

11.	COVENANTS OF SELLER

On and as of the date of this Agreement and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each of NCCC, NCRC, NCMC, New Century and Home123 covenants that it will:

(a)	Financial Statements. Seller shall deliver to Buyer:

(1)	as soon as available and in any event within forty-five (45) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of Guarantor, Seller and their consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Guarantor, Seller and their consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Guarantor and Seller, as applicable, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Guarantor or Seller and its consolidated Subsidiaries, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(2)	as soon as available and in any event within ninety (90) days after the end of each fiscal year of Guarantor or Seller, the consolidated balance sheets of Guarantor and Seller and their respective consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and Seller and their respective consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and Seller and their respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default; and

(3)	from time to time such other information regarding the financial condition, operations, or business of Seller as Buyer may reasonably request.

Seller shall furnish to Buyer, at the time Seller furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of Seller to the effect that, to the best of such Responsible Officer’s knowledge, Seller during such fiscal period or year has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Repurchase Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto).

(b)	Litigation. Seller will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $5,000,000 (provided notice with respect to such claim or claims shall be required only upon Buyer’s request), or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

(c)	Existence, etc. Each of NCCC, NCRC, NCMC, New Century and Home123 shall:

(1)	preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (provided that nothing in this Section 11(c)(1) shall prohibit any transaction expressly permitted under Section 11(d));

(2)	comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements could be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(3)	keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(4)	not (i) cause or permit any change to be made in its name, organizational identification number, identity or corporate structure, each as described in Section 10(f) or (ii) change its jurisdiction of organization, unless it shall have provided Buyer thirty (30) days’ prior written notice of such change and shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder;

(5)	pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(6)	permit representatives of Buyer, upon reasonable notice (unless a Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

(d)	Restriction on Fundamental Changes. None of Guarantor, NCCC, NCRC, NCMC, New Century nor Home123 will enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that Guarantor, NCCC, NCRC, NCMC, New Century or Home123 may merge or consolidate with (i) any wholly owned subsidiary of Guarantor, NCCC, NCRC, NCMC, New Century or Home123, as applicable, or (ii) any other Person if Guarantor, NCCC, NCRC, NCMC, New Century or Home123 is the surviving corporation; and provided, further, that if after giving effect thereto, no Default would exist hereunder,

(e)	Margin Deficit. If at any time there exists a Margin Deficit, Seller shall cure same in accordance with Section 4.

(f)	Notices. Seller shall give notice to Buyer:

(1)	promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(2)	with respect to any Purchased Asset, promptly upon receipt of any principal prepayment (in full or partial) of such Purchased Asset;

(3)	with respect to any Purchased Asset hereunder, promptly upon receipt of notice or knowledge that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Asset Value of such Purchased Asset (provided that Seller may satisfy its obligations under this clause (3) by causing Servicer to notify Buyer of any such damage);

(4)	promptly upon receipt of notice or knowledge of (i) any material default related to any Purchased Item, (ii) any Lien or security interest on, or claim asserted against, any Purchased Item (other than the Lien created hereby) or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(5)	promptly upon any material change in the market value of any or all of Seller’s assets which could reasonably be expected to have a Material Adverse Effect;

(6)	no later than five Business Days after the end of each such month, of all amounts borrowed under the Existing Financing Facilities during such month;

(7)	upon the termination of any Existing Financing Facility, if such termination would require Seller to have to file a Form 8-K with the SEC pursuant to the rules governing such filings; provided, however, this notice requirement shall be deemed satisfied once Seller files the related Form 8-K with the SEC; and

(8)	promptly upon the occurrence of any default or event of default under the Existing Financing Facilities.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Seller setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

(g)	Reports. Within 45 calendar days following the end of each calendar quarter, Seller shall provide Buyer with a quarterly report, which report shall include, among other items, a summary of such Seller’s delinquency and loss experience with respect to Mortgage Loans serviced by Seller, any Servicer or any designee of either, operating statements and the occupancy status of such Mortgaged Property and other property level information, including internal quality control reports, plus any such additional reports as Buyer may reasonably request with respect to Seller or any Servicer’s servicing portfolio or pending originations of Mortgage Loans.

(h)	Underwriting Guidelines. All Eligible Assets will conform with the Underwriting Guidelines. Seller shall not make any material change in the Underwriting Guidelines without the prior written consent of Buyer and shall review the Underwriting Guidelines periodically to confirm that they are being complied with in all material respects and are adequate to meet Seller’s business objectives (and to the extent Buyer’s consent has not yet been obtained, no Mortgage Loan underwritten in accordance with such changed Underwriting Guidelines shall be considered an Eligible Asset). In the event Seller makes any amendment or modification to the Underwriting Guidelines, Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

(i)	Transactions with Affiliates. Guarantor, NCCC, NCRC, NCMC, New Century and Home123 will not, and will not permit any of their Subsidiaries to, enter into any transaction with an Affiliate of Guarantor, NCCC, NCRC, NCMC, New Century or Home123 (other than another Seller) except transactions in the ordinary course of business on terms no less favorable to Guarantor, NCCC, NCRC, NCMC, New Century or Home123 than those that would be obtained in an arm’s-length transaction. In no event shall Seller transfer to Buyer hereunder any Mortgage Loan acquired by Seller from an Affiliate of Seller (other than each other Seller).

(j)	Limitation on Liens. Immediately upon notice of a Lien or any circumstance which could give rise to a Lien on the Purchased Items to the extent related to the Mortgage Loans, Seller will defend such Purchased Items against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the related Purchased Items (other than any security interest created under this Agreement), and Seller will defend the right, title and interest of Buyer in and to any of such Purchased Items against the claims and demands of all persons whomsoever.

(k)	Guarantees. Guarantor, NCCC, NCRC, NCMC, New Century and Home123 will not create, incur, assume or suffer to exist any Guarantees of any Person other than an Affiliate without ten (10) days prior written notice to Buyer of such Guarantee.

(l)	Limitation on Distributions. After the occurrence and during the continuation of any Default, none of NCCC, NCRC, NCMC, New Century nor Home123 shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of NCCC, NCRC, NCMC, New Century or Home123, as applicable, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of NCCC, NCRC, NCMC, New Century or Home123, as applicable.

(m)	Maintenance of Tangible Net Worth. Guarantor will at all times during each fiscal year maintain Tangible Net Worth of not less than the sum of (1) $750,000,000, and (2) fifty percent (50%) of all increases in shareholders’ equity in the Guarantor attributable to issuances of common stock since October 1, 2004.

(n)	Minimum Liquidity. Seller shall have at all times, on a consolidated basis, Cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account the economic terms of committed Existing Financing Facilities, including, without limitation, any margin or overcollateralization requirements) under committed Existing Financing Facilities in an amount equal to not less than $125,000,000. Seller shall have on the last day of each fiscal quarter, on a consolidated basis, Cash and Cash Equivalents in an amount equal to not less than $75,000,000.

(o)	Leverage Ratio. Guarantor shall not permit the Leverage Ratio of Guarantor and its consolidated Subsidiaries at any time to be greater than 12:1.

(p)	Servicer; Servicing Tape. Seller shall provide to Buyer and to Disbursement Agent via Electronic Transmission, a remittance report on a monthly basis by no later than the 12th day of each month (the “Reporting Date”) containing servicing information, including without limitation those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Assets serviced hereunder by Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date (such remittance report, an “Asset Tape”). Seller shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to Seller with the execution of this Agreement.

(q)	Required Filings. Seller shall promptly provide Buyer with copies of all documents which NCCC, NCRC, NCMC, New Century or Home123 or any Subsidiary of NCCC, NCRC, NCMC, New Century or Home123 is required to file with any regulatory body in accordance with its regulations other than routine filings in the ordinary course of business with regulatory bodies (other than the Securities and Exchange Commission) which related to obtaining or maintaining licenses to do business or corporate qualifications.

(r)	Remittance of Prepayments. Seller shall remit or cause to be remitted to Buyer, with sufficient detail via Electronic Transmission to enable Buyer to appropriately identify the Mortgage Loan to which any amount remitted applies, all full or partial principal prepayments on any Purchased Asset that Seller or Servicer has received on a weekly basis, to be paid on Thursday of the next succeeding week (or the next Business Day).

(s)	Maintenance of Profitability. Seller shall not permit, for any two consecutive calendar quarters (each such period, a “Test Period”), Net Income for such Test Period before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

(t)	Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

(u)	Escrow Imbalances. Seller will, no later than five (5) Business Days after learning (from any source) of any material imbalance in any escrow account, fully and completely correct and eliminate such imbalance including, without limitation, depositing its own funds into such account to eliminate any overdrawal or deficit.

(v)	Reserved.

(w)	Custodial and Disbursement Agreement and Account Agreement. Seller shall maintain each of the Custodial and Disbursement Agreement and Account Agreement in full force and effect and shall not amend or modify either of the Custodial and Disbursement Agreement or the Account Agreement or waive compliance with any provisions thereunder without the prior written consent of Buyer.

(x)	Inconsistent Agreements. Guarantor, NCMC, NCRC, NCCC, New Century and Home123 will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into any agreement containing any provision which would be violated or breached by any Transaction hereunder or by the performance by either of Guarantor, NCCC, NCRC, NCMC, New Century or Home123 of their respective obligations under any Repurchase Document to which it is a party.

(y)	Compliance Report. Seller shall provide Buyer no later than the thirtieth (30th) calendar day of each month a compliance report, in the form of Exhibit X attached hereto, demonstrating therein the calculations Seller utilized to determine its compliance with the financial covenants set forth in clauses (m), (n), (o) and (s) of this Section 11 as of the end of the immediately preceding month. Such compliance report shall be delivered by seller to Buyer in accordance with Section 17 and shall also be delivered by Seller to Buyer at 9 West 57th Street, New York, NY 10019, Attn: Michael Friedman, Telecopier No.: (212) 891-6143, Telephone No.: (212) 891-6261.

12.	EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) occur, Seller and Buyer shall have the rights set forth in Section 13, as applicable:

(a)	Seller shall default in the payment of any Repurchase Price due or any amount under Section 5 when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment); or

(b)	Seller shall default in the payment of any other amount payable by it hereunder or under any other Repurchase Document after notification by Buyer of such default, and such default shall have continued unremedied for one (1) Business Day; or

(c)	any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by Seller or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Mortgage Loans furnished in writing by or on behalf of Seller shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Asset Value of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(d)	Seller shall fail to comply with the requirements of 11(c), Section 11(d), Section 11(e), Section 11(f), Section 11(h) (with respect to the Eligible Assets as a whole and not with respect to any single Eligible Asset) or Sections 11(i) through 11(w); and such default shall continue unremedied for a period of 5 Business Days from the earlier of (i) a responsible officer of Seller having knowledge of such default and (ii) Buyer giving notice to Seller of such default; or except as otherwise set forth in Sections 12(a), 12(b), 12(c) and 12(d), Seller shall fail to observe or perform any other covenant or agreement contained in this Agreement or any other Repurchase Document and such failure to observe or perform shall continue unremedied for a period of 10 Business Days from the earlier of (i) a responsible officer of Seller having knowledge of such default and (ii) Buyer giving notice to Seller of such default; or

(e)	a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against NCCC, NCRC, NCMC, New Century, Home123 or any of their Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof; or

(f)	an Act of Insolvency shall have occurred with respect to Guarantor, NCCC, NCRC, NCMC, New Century or Home123 or any of their Subsidiaries; or

(g)	the Custodial and Disbursement Agreement, the Account Agreement or any Repurchase Document shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by NCCC, NCRC, NCMC, New Century or Home123; or

(h)	NCCC, NCRC, NCMC, New Century or Home123 shall grant, or suffer to exist, any Lien on any Purchased Item (except any Lien in favor of Buyer); or either the Purchased Items shall not have been sold to Buyer free and clear of any Liens in favor of any Person other than Buyer, or the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Purchased Items (but not the related Mortgaged Properties) in favor of Buyer or shall be Liens in favor of any Person other than Buyer; or

(i)	NCCC, NCRC, NCMC, New Century or Home123 or any of their Affiliates shall be in default under (i) any Indebtedness in an amount equal to $10,000,000 or more of NCCC, NCRC, NCMC, New Century or Home123 or of such Affiliate which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, (ii) any other contract to which NCCC, NCRC, NCMC, New Century or Home123 or such Affiliate is a party which default (1) involves the failure to pay a matured obligation in excess of $10,000,000, or (2) permits the acceleration of the maturity of obligations in excess of $10,000,000 by any other party to or beneficiary of such contract, or (iii) any Seller-Related Obligation; or

(j)	any material adverse change in the Property, business or financial condition of NCCC, NCRC, NCMC, New Century or Home123 or any of their Affiliates shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of Seller’s ability to perform its obligations under this Agreement or any other Repurchase Document; or

(k)	Reserved;

(l)	upon any event of default or event which, with the passage of time or expiration of any grace periods, would constitute an event of default under any of the Existing Financing Facilities; or

(m)	a Change of Control shall have occurred; or

(n)	upon the failure of NCRC or the Guarantor to at any time to continue to be (i) qualified as a real estate investment trust as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service for such year, or the entering into by NCRC or the Guarantor of any material “prohibited transactions” as defined in Sections 857(b) and 856(c) of the Code; or

(o)	upon the failure by NCRC or the Guarantor to satisfy any of the following asset or income tests:

(1)	At the close of each taxable year, at least 75 percent of such Person’s gross income consists of (i) “rents from real property” within the meaning of Section 856(c)(3)(A) of the Code, (ii) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (iv) dividends or other distributions on, and gain (other than gain from “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (v) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

(2)	At the close of each taxable year, at least 95 percent of such Person’s gross income consists of (i) the items of income described in paragraph 1 hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (iii) interest, (iv) dividends, and (v) income derived from payments to such Person’s on interest rate swap or cap agreements, options, futures contracts, forward rate agreements and other similar financial instruments entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, or gain from the sale or other disposition of such an investment as described in section 856(c)(5)(G), in each case within the meaning of Section 856(c)(2) of the Code.

(3)	At the close of each quarter of such Person’s taxable years, at least 75 percent of the value of such Person’s total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) has consisted of and will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of such Person’s operations, but not including receivables purchased from another person), and government securities.

(4)	At the close of each quarter of each of such Person’s taxable years, (i) not more than 25 percent of such Person’s total asset value will be represented by securities (other than those described in paragraph 3), (ii) not more than 20 percent of such Person’s total asset value will be represented by securities of one or more taxable REIT subsidiaries, and (iii) (a) not more than 5 percent of the value of such Person’s total assets will be represented by securities of any one issuer (other than Government securities and securities of taxable REIT subsidiaries), and (b) such Person’s will not hold securities possessing more than 10 percent of the total voting power or value of the outstanding securities of any one issuer (other than government securities, securities of taxable REIT subsidiaries, and securities of a qualified REIT subsidiary within the meaning of Section 856(i) of the Code).”of any of the REIT qualification tests pursuant to Section 856(c) of the Code.

13.	REMEDIES

(a)	If an Event of Default occurs, the following rights and remedies are available to Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

(1)	At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency of Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. Buyer shall (except upon the occurrence of an Act of Insolvency of Seller) give notice to Seller of the exercise of such option as promptly as practicable.

(2)	If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(1) of this Section 13,

(A) (i) Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date, and to pay all other amounts owed by Seller hereunder, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Prices and any other amounts owed by Seller hereunder, and (iii) Seller shall immediately deliver to Buyer any Purchased Assets subject to such Transactions then in NCCC’s, NCRC’s, NCMC’s, New Century’s or Home123’s possession or control;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price, (x) the Post-Default Rate to (y) the Repurchase Price for such Transaction as of the Repurchase Date (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection (a)(4) of this Section 13, and (iii) any amounts applied to the Repurchase Price pursuant to subsection (a)(4) of this Section 13); and

(C) all Income actually received by Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(b)) shall be applied to the aggregate unpaid Repurchase Price owed by Seller.

(3)	Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain physical possession of the Servicing Records (subject to the provisions of the Custodial and Disbursement Agreement) and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come in to the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request and Buyer shall have the right to appoint any Person to act as Servicer for the Purchased Assets. Buyer shall be entitled to specific performance of all agreements of Seller contained in the Repurchase Documents.

(4)	At any time on the Business Day following notice to Seller (which notice may be the notice given under subsection (a)(1) of this Section 13), in the event Seller has not repurchased all Purchased Assets, Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Purchased Assets subject to such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Purchased Assets shall be applied first to the costs and expenses incurred by Buyer in connection with Seller’s default; second to costs of related covering and/or related hedging transactions; third to the Repurchase Price; and fourth to any other outstanding obligation of Seller to Buyer or its Affiliates. In connection with any sale pursuant to clause (A) of this subsection (a)(4), Buyer may (i) sell any such Purchased Assets without giving any warranties and (ii) specifically disclaim or modify any warranties of title or the like, and this procedure shall not be considered to adversely affect the commercial reasonableness of any such sale of Purchased Assets.

(5)	Seller agrees that Buyer may obtain an injunction or an order of specific performance to compel Seller to fulfill its obligations as set forth in Section 24, if Seller fails or refuses to perform its obligations as set forth therein.

(6)	Seller shall be liable to Buyer, payable as and when incurred by Buyer, for (A) the amount of all actual out-of-pocket expenses, including legal or other expenses incurred by Buyer in connection with or as a consequence of an Event of Default, and (B) all costs incurred in connection with hedging or covering transactions.

(7)	Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b)	Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a)(1) and (4) of this Section 13, at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c)	Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Items, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length.

(d)	To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this paragraph 13(d) shall be at a rate equal to the Post-Default Rate.

14.	INDEMNIFICATION AND EXPENSES

(a)	NCCC, NCRC, NCMC, New Century and Home123, jointly and severally, agree to hold Buyer and its Affiliates and their present and former respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all third party liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (including counsel’s fees and disbursements) (collectively, “Costs”), relating to or arising out of this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each of NCCC, NCRC, NCMC, New Century and Home123, jointly and severally, agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation the federal Truth in Lending Act and/or the federal Real Estate Settlement Procedures Act, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, each of NCCC, NCRC, NCMC, New Century and Home123, jointly and severally, will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by NCCC, NCRC, NCMC, New Century or Home123 of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from NCCC, NCRC, NCMC, New Century or Home123. Each of NCCC, NCRC, NCMC, New Century and Home123, jointly and severally, also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel.

(b)	Seller agrees to pay as and when billed by Buyer all of the out-of-pocket costs and expenses (including legal fees) incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith. Seller agrees to pay as and when billed by Buyer all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation all fees, disbursements and expenses of counsel to Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder. Subject to the limitations set forth in Section 26, Seller agrees to pay Buyer all the out of pocket due diligence, inspection, appraisals, testing and review costs and expenses incurred by Buyer with respect to Mortgage Loans submitted by Seller for purchase under this Agreement, including, but not limited to, those out of pocket costs and expenses incurred by Buyer pursuant to Sections 24 and 26.

15.	RECORDING OF COMMUNICATIONS

Buyer and Seller shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions upon notice to the other party of such recording. Buyer and Seller consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

16.	SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

17.	NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial and Disbursement Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by email, telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt.

18.	ENTIRE AGREEMENT; SEVERABILITY; MODIFICATIONS

This Agreement together with the other Repurchase Documents constitute the entire understanding between Buyer and Seller with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets. By acceptance of this Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement. No amendment, modification or release from any provision of this Agreement shall be effective unless in writing and executed by or on behalf of the party or parties to be charged therewith and shall be effective only in the specific instance and for the specific purpose for which given.

19.	NON-ASSIGNABILITY

The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by Seller or Buyer without the prior written consent of the other party, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, Buyer may assign its rights and remedies under this Agreement and under any Transaction without the consent of Seller (a) to any Affiliate of Buyer (with notice to Seller), and (b) in connection with any pledge, rehypothecation or other right permitted pursuant to Section 9. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement.

20.	TERMINABILITY

Except as set forth below, this Agreement may be terminated (a) by Seller upon giving written notice to Buyer and payment of the Minimum Pricing Amount pursuant to Section 3(p), (b) by Buyer, in its sole discretion by giving 30 days’ notice to Seller, upon a decrease of 30% in the aggregate amount available to NCCC, NCRC, NCMC, New Century or Home123 or their Affiliates under the Existing Financing Facilities in the aggregate and (c) by Buyer, in its sole discretion by giving 30 days’ notice to Seller, upon the occurrence of any event set forth in Section 3(b)(10) except that this Agreement shall, notwithstanding such notice, remain applicable to any Transaction then outstanding; provided that the Repurchase Date for any such Transaction outstanding shall be the earlier to occur of the original Repurchase Date pursuant to the applicable Confirmation and (ii) 20 days from the date of such notice of termination. Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of Seller under Section 14 shall survive the termination of this Agreement.

21.	GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES.

22.	SUBMISSION TO JURISDICTION; WAIVERS

EACH OF BUYER, NCCC, NCRC, NCMC, NEW CENTURY AND HOME123 HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED;

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(E) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

23.	NO WAIVERS, ETC.

No failure on the part of Buyer or Seller to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

24.	SERVICING

(a)	Each of NCCC, NCRC, NCMC, New Century and Home123 covenants to maintain or cause the servicing of the Mortgage Loans to be maintained in conformity with accepted and prudent servicing practices in the industry for the same type of mortgage loans as the Mortgage Loans and in a manner at least equal in quality to the servicing Seller provides for mortgage loans which it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which this Agreement terminates or (iii) the transfer of servicing approved by Buyer.

(b)	If the Mortgage Loans are serviced by Seller, Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of the Mortgage Loans (the “Servicing Records”). Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including Custodian) at Buyer’s request.

(c)	If the Mortgage Loans are serviced by a person other than Seller (such third party the “Servicer”), Seller (i) shall, in accordance with Section (3)(b)(7), provide a copy of the servicing agreement to Buyer, which shall be in form and substance acceptable to Buyer (the “Servicing Agreement”), and shall provide a Servicer Notice to Buyer substantially in the form of Exhibit VII hereto, fully executed by Seller and the Servicer; and (ii) hereby irrevocably assigns to Buyer and Buyer’s successors and assigns all right, title and interest of Seller in, to and under, and the benefits of, any Servicing Agreement with respect to the Mortgage Loans. Seller agrees that no Person shall assume the servicing obligations with respect to the Mortgage Loans as successor to the Servicer unless such successor is approved in writing by Buyer prior to such assumption of servicing obligations.

(d)	If the servicer of the Mortgage Loans is Seller, upon the occurrence of an Event of Default, Buyer shall have the right to terminate the Seller as servicer of the Mortgage Loans and transfer servicing to Buyer’s designated Servicer, at no cost or expense to Buyer, at any time thereafter. If the Servicer of the Mortgage Loans is not Seller, Buyer shall have the right, as contemplated in the applicable Servicer Notice, upon the occurrence of an Event of Default, to terminate any applicable Servicing Agreement and transfer servicing to Buyer’s designated Servicer, at no cost or expense to Buyer, it being agreed that Seller will pay any and all fees required to terminate such Servicing Agreement and to effectuate the transfer of servicing to Buyer’s designated Servicer, as well as any servicing fees and expenses payable to such Servicer.

(e)	After the Purchase Date, until the repurchase of any Mortgage Loan, Seller will have no right to modify or alter the terms of such Mortgage Loan and Seller will have no obligation or right to repossess such Mortgage Loan or substitute another Mortgage Loan, in each case except as provided in the Custodial and Disbursement Agreement.

(f)	In the event Seller or its Affiliate is servicing the Mortgage Loans, Seller shall permit Buyer to inspect Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or its Affiliate, as the case may be, has the ability to service the Mortgage Loans as provided in this Agreement.

25.	INTENT

(a)	The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction would render such definition inapplicable).

(b)	It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)	The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of Purchased Assets subject to such Transaction would render such definition inapplicable).

(d)	It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA or regulations promulgated thereunder).

26.	BUYER’S REPRESENTATIONS

Buyer represents and warrants to Seller that as of the Effective Date and as of the Repurchase Date for the repurchase of any Purchased Assets by Seller from Buyer hereunder:

(a)	Action. Buyer has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents to which it is a party; the execution, delivery and performance by Buyer of each of the Repurchase Documents to which it is a party have been duly authorized by all necessary corporate or other action on its part; and each Repurchase Document to which it is a party has been duly and validly executed and delivered by Buyer, and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms.

(b)	Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Buyer, of the Repurchase Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Repurchase Documents.

(c)	No Breach. Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated to be entered into by Buyer in compliance with the terms and provisions thereof will conflict with or result in a breach of the organizational documents of Buyer, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority or other material agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Property is bound or to which Buyer is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien upon any Property of Buyer, or any of its respective Subsidiaries pursuant to the terms of any such agreement or instrument.

(d)	Purchased Assets. Immediately prior to the repurchase of any Purchased Assets by Seller, Buyer was the sole owner of such Purchased Assets and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the repurchase by Seller hereunder.

27.	NETTING

If Buyer and Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder,

(a)	All amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Agreement shall be deemed to be a “netting contract” as defined in Section 4402.

(b)	The payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Agreement or any Transaction hereunder, the other party (the “Nondefaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

28.	PERIODIC DUE DILIGENCE REVIEW

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Seller and/or Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Seller Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller. Buyer shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 28 (“Due Diligence Costs”); provided that, (i) in the event that a Default or an Event of Default shall have occurred or (ii) in the event that Buyer shall determine the need to confirm compliance with local, state or federal laws concerning the regulation of predatory lending practices, Seller shall reimburse Buyer for all Due Diligence Costs for any and all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 28.

29.	BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a)	Each of NCCC, NCRC, NCMC, New Century and Home123 hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, to do the following:

(1)	in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance with respect to a Purchased Item or with respect to any other Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance with respect to a Purchased Item or with respect to any other Purchased Items whenever payable;

(2)	to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

(3)	(A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as such Seller might do;

(4)	after a Default or an Event of Default, to direct the actions of Custodian with respect to the Purchased Items under the Custodial and Disbursement Agreement; and

(5)	to execute, from time to time, in connection with any sale provided for in Section 13, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

Each of NCCC, NCRC, NCMC, New Century and Home123 hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. Until the occurrence of a Default or Event of Default, Buyer shall not direct a Servicer in its servicing of the Purchased Assets or commence any servicing actions with respect to the Mortgage Loans pursuant to this Section 28(a). Neither Buyer nor any of its officers, directors, employers or agents shall be responsible to Seller for any failure to act hereunder prior to a Default or Event of Default.

(b)	The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and Purchased Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

30.	MISCELLANEOUS

(a)	If there is any conflict between the terms of this Agreement or any Transaction entered into hereunder and the Custodial and Disbursement Agreement, this Agreement shall prevail.

(b)	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

(c)	The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

(d)	Each of NCCC, NCRC, NCMC, New Century and Home123 hereby acknowledges that:

(1)	it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Repurchase Documents;

(2)	Buyer has no fiduciary relationship to Seller; and

(3)	no joint venture exists between Buyer and Seller.

31.	CONFIDENTIALITY

Seller hereby acknowledges and agrees that all information regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of a Default or an Event of Default Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or otherwise to enforce or exercise Buyer’s rights hereunder. The provisions set forth in this Section 30 shall survive the termination of this Agreement for a period of one year following such termination. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of the Transactions, any fact relevant to understanding the federal tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Spread, Purchase Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the purported or claimed federal income tax treatment of the Transactions and is not relevant to understanding the purported or claimed federal income tax treatment of the Transactions, without the prior written consent of the Buyer. Buyer acknowledges that this Agreement will be filed with the SEC.

32.	CONFLICTS

In the event of any conflict between the terms of this Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Repurchase Documents shall prevail.

33.	SET-OFF

In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller to Buyer hereunder or otherwise (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all monies and other property of Seller, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any and all other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, and in each case at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

34.	OBLIGATIONS JOINT AND SEVERAL

(a)	Each of NCCC, NCRC, NCMC, New Century and Home123 hereby acknowledges and agrees that it shall be jointly and severally liable to Buyer for all representations, warranties, covenants, obligations and indemnities of Seller hereunder.

(b)	Each Seller waives any and all notice of the creation, renewal, extension or accrual of any of the Repurchase Obligations and notice of or proof of reliance by the Buyer upon the obligations of such Seller set forth herein or acceptance of such obligations by such Seller hereunder. Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon each other Seller with respect to the Repurchase Obligations. Each Seller’s obligations shall be construed as continuing, absolute and unconditional obligations without regard to (i) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Seller against the Buyer, or (ii) any other circumstance whatsoever (with or without notice to or knowledge of any Seller) which constitutes, or might be construed to constitute, an equitable or legal discharge of such Seller for the Repurchase Obligations. Each Seller hereby waives any defense arising by reason of, and any and all right to assert against the Buyer any claim or defense based upon, an election of remedies by the Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes such Seller’s subrogation rights, rights to proceed against such Seller or any other party for reimbursement or contribution, and/or any other rights of such Seller to proceed against any other Seller, against any other guarantor, or against any other person or security.

(c)	The parties intend that the each Seller’s Repurchase Obligations are primary obligations and not in the nature of a guaranty or suretyship.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

BUYER:

IXIS REAL ESTATE CAPITAL INC.

By: /s/ Anthony Malanga
Name: Anthony Malanga
Title: Managing Director

By: /s/ Kathy Lynch
Name: Kathy Lynch
Title: Director

Address for Notices:	with a copy to:
9 West 57th Street New York, NY 10019 Attn: Ray Sullivan Telecopier No.: (212) 891-3347 Telephone No.: (212) 891-5815 Email: r.sullivan@ixiscm.com	9 West 57th Street New York, NY 10019 Attn: Al Zakes, Esq., General Counsel Telecopier No.: (212) 891-1922 Telephone No.: (212) 891-6137 Email: albert.zakes@ixiscm.com and with a copy to:
9 West 57th Street New York, NY 10019 Attn: Michael Friedman Telecopier No.: (212) 891-6143 Telephone No.: (212) 891-6261 Email: m.friedman@ixiscm.com

SELLER:

NEW CENTURY MORTGAGE CORPORATION

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

Address for Notices:
18400 Von Karman, Suite 1000
Irvine, California 92612
Attn: Kevin Dwyer, Esq.
Telecopier No.: (949) 440-7033
Telephone No: (949) 225-7808
Email: kdwyer@ncen.com

NC CAPITAL CORPORATION

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: President

Address for Notices:
18400 Von Karman, Suite 1000
Irvine, California 92612
Attn: Kevin Dwyer, Esq.
Telecopier No.: (949) 440-7033
Telephone No: (949) 225-7808
Email: kdwyer@ncen.com

NC RESIDUAL II CORPORATION

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

Address for Notices:
18400 Von Karman, Suite 1000
Irvine, California 92612
Attn: Kevin Dwyer, Esq.
Telecopier No.: (949) 440-7033
Telephone No: (949) 225-7808
Email: kdwyer@ncen.com

NEW CENTURY CREDIT CORPORATION

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

Address for Notices:
18400 Von Karman, Suite 1000
Irvine, California 92612
Attn: Kevin Dwyer, Esq.
Telecopier No.: (949) 440-7033
Telephone No: (949) 225-7808
Email: kdwyer@ncen.com

HOME123 CORPORATION

By: /s/ Patrick Flanagan
Name: Patrick Flanagan
Title: Chief Executive Officer

Address for Notices:
18400 Von Karman, Suite 1000
Irvine, California 92612
Attn: Kevin Dwyer, Esq.
Telecopier No.: (949) 440-7033
Telephone No: (949) 225-7808
Email: kdwyer@ncen.com

The undersigned guarantor hereby (a) consents and agrees to the foregoing Fourth Amended and Restated Master Repurchase Agreement, dated as of October 11, 2005 (the “Repurchase Agreement”), and (b) acknowledges that the terms of the Repurchase Agreement shall be covered by the Guaranty, as defined therein:

NEW CENTURY FINANCIAL CORPORATION

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

By: /s/ Edward F. Gotschall
Name: Edward F. Gotschall
Title: Vice Chairman — Finance